Exhibit 6.39

GUARANTY

This GUARANTY (as amended, supplemented or otherwise modified from time to time, this “Guaranty”) is entered into as of this 21st day of February, 2025, by PACASO INC., a Delaware corporation (the “Guarantor”), with offices at 2021 Fillmore St. Suite 183, San Francisco, CA 94115, for the benefit of SG RANCH FUND LP (the “Lender”), with offices at 270 Madison Ave, Suite 702, New York, NY 10016.

WITNESSETH:

WHEREAS, contemporaneously herewith, the Lender has agreed, subject to the terms set forth therein, to provide a term credit facility (the “Loan”) in the maximum principal amount of up to fifty Million Dollars ($50,000,000) to Pacaso SG II LLC, a Delaware limited liability company and wholly-owned subsidiary of the Guarantor (“Borrower”), on and subject to the terms and conditions set forth in a Credit Agreement, dated the date hereof (as may be amended, modified, extended or restated from time to time (the “Credit Agreement”), between the Lender and Borrower. Except as expressly set forth herein, all capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

WHEREAS, contemporaneously herewith, Borrower has executed and delivered to the Lender in connection with the Credit Agreement certain other documents evidencing the Loan. The Credit Agreement and all the other documents evidencing the Loan or otherwise executed in connection therewith, including the Pledge, are hereinafter sometimes collectively referred to herein as the “Loan Documents.”

WHEREAS, as security for the payment by Borrower of any and all sums required to be paid under the Loan Documents and for the full and faithful performance by Borrower of its obligations under the Loan Documents, the Lender has required the execution and delivery of this Guaranty by the Guarantor.

NOW, THEREFORE, in order to induce the Lender to provide the Loan to Borrower, and intending to be legally bound hereby, the Guarantor hereby agrees as follows:

1. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Lender, its successors, endorsers and assigns, on behalf of Borrower, and becomes surety for: (a) the full, faithful and punctual payment when due (and not merely the collectability) of any and all sums required to be paid by Borrower, its successors and assigns under the Credit Agreement and the other Loan Documents, whether at maturity, or by declaration, by acceleration or otherwise in accordance with the Credit Agreement and the other Loan Documents; and (b) the full, faithful and punctual performance, observation and prompt payment by Borrower of each and all of the other terms, covenants, understandings duties, obligations, liabilities, agreements and conditions required to be performed by Borrower, its successors and assigns under the Credit Agreement and the other Loan Documents (collectively, the “Guaranteed Obligations”).

2. Guarantor agrees that if Borrower shall fail in any manner whatsoever to perform or observe any of the Guaranteed Obligations, when the same shall be due, required to be performed or observed under the Credit Agreement, then Guarantor will itself duly and punctually pay or perform or observe or cause to be paid or performed or observed, on demand, the Guaranteed Obligations along with (i) any interest accrued from the date Borrower failed to perform or observe any of the Guaranteed Obligations until such time as the Guarantor pays or performs the Guaranteed Obligations and (ii) any cost or expenses reasonably incurred as a result of such failure from the date Borrower failed to perform or observe any of the Guaranteed Obligations until such time as the Guarantor pays or performs the Guaranteed Obligations. It shall not be a condition to the accrual of the obligation of Guarantor hereunder to pay or perform or observe any Guaranteed Obligation that the Lender shall have first made any request of or demand upon or given any notice to Borrower or any of its successors or assigns or have initiated any action or proceeding against any such Person. The Lender may proceed to enforce the obligations of the Guarantor hereunder without first pursuing or exhausting any right or remedy that the Lender may have against Borrower or any other property. The Lender may proceed against Borrower and the Guarantor separately or together, concurrently or consecutively or otherwise, at the same time or at different times, and without being required to proceed against Borrower first or at all.

3. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Guaranteed Obligations have been indefeasibly paid in full, and the Loans have terminated (even if there is no principal balance outstanding under the Guaranteed Obligations at a particular time or from time to time), and shall not be reduced, impaired or affected in any way irrespective of (i) the genuineness, regularity, validity, enforceability, avoidance, subordination, discharge, or disaffirmance by any Person (including a trustee in bankruptcy) of the Guaranteed Obligations, (ii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing the Guaranteed Obligations, (iii) any change of the time, manner or place of performance of, or in any other term of any of the Guaranteed Obligations, (iv) any law, regulation or order of any jurisdiction affecting any term of any of the Guaranteed Obligations, or rights of the Lender with respect thereto, (v) the failure by the Lender to take any steps to perfect and maintain perfected its interest in any Collateral (as defined on Schedule 1 hereto) or other property or in any security or collateral related to the Guaranteed Obligations, (vi) any action whatsoever taken by the Lender (including, without limitation, a sale, lease, disposition, liquidation or other realization) in respect to any Collateral or other property or in any security or collateral related to the Guaranteed Obligations in which the Lender may at any time have any interest or against any other party liable for all or any part of the obligations of Borrower, except to the extent that such payments reduce the Guaranteed Obligations, (vii) any failure to obtain any authorization or approval from or other action by or to notify or file with, any governmental authority or regulatory body required in connection with the payment and performance of the Guaranteed Obligations hereunder by the Guarantor, (viii) the existence or non-existence of any defenses that may be available to Borrower or any other Person with respect to any of the Guaranteed Obligations, (ix) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower or the Guarantor, (x) the fact that any of the obligations of Borrower under the Loan Documents may become due or payable in or, in connection with, or by reason of, any agreement or transaction that may be invalid, irregular or unenforceable for any reason, or (xi) any impossibility or impracticability of performance, illegality, force majeure, any act of government, or other circumstances that might constitute a default available to, or a discharge of Borrower or the Guarantor, or any other circumstance, event or happening whatsoever whether foreseen or unforeseen and whether similar to or dissimilar to anything referred to above. The Guarantor’s obligations under this Guaranty shall not be limited if the Lender is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Guaranteed Obligations, and the Guarantor shall pay, perform or observe, upon demand, the Guaranteed Obligations that would otherwise have been due and payable, performable or observable by Borrower had such rights and remedies been permitted to be exercised.

4. Guarantor hereby waives promptness, diligence, notice of acceptance, notice of the incurrence of any Guaranteed Obligation and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any other document related thereto or to the Credit Agreement, any requirement that the Lender exhaust any right or take any action against any Person or any property, the existence of any Event of Default or unmatured Event of Default, the making of demand, or the taking of any action by the Lender under the Credit Agreement, and demand and/or default hereunder. Guarantor warrants to the Lender that it has adequate means to obtain from Borrower on a continuing basis, all information concerning the financial condition of Borrower, and that it is not relying on the Lender to provide such information either now or in the future.

5. Guarantor hereby unconditionally waives any and all rights of any nature of the Guarantor to subrogation, reimbursement or indemnity and any right of the Guarantor to recourse to any assets or property of Borrower for any reason, until such time as all of the obligations of Borrower to the Lender are indefeasibly paid and satisfied in full. Furthermore, if any or all payments made from time to time to the Lender with respect to any obligation hereby guaranteed are recovered from, or repaid by, the Lender in whole or in part in any bankruptcy, reorganization, insolvency or similar proceeding instituted by or against Borrower, this Guaranty shall continue to be fully applicable to such obligation to the same extent as if the recovered or repaid payment(s) had never been originally made on such obligation.

6. THE GUARANTOR AND THE LENDER (BY ACCEPTANCE OF THIS GUARANTY) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF THE GUARANTOR AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE GUARANTOR AND THE LENDER HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS GUARANTY AND MAKE THE LOAN. The Guarantor also hereby waives: (a) all notices including but not limited to notice of acceptance of this Guaranty and notice of presentment, demand for payment, or protest of any of Borrower’s obligations under the Loan Documents, or the obligation of any person, firm or corporation held by the Lender as collateral security; (b) all defenses, offsets and counterclaims which the Guarantor may at any time have to any of the obligations of Borrower under the Loan Documents (including any defense that may arise by reason of the incapacity, lack of authority, death or disability of, or revocation hereof by any other party or the failure of the Lender to file or enforce a claim against the estate of any other party); (c) all notices of the financial condition or of any adverse or other change in the financial condition of Borrower; (d) any rights which the Guarantor may have under the theory of marshalling; and (e) all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

7. It is contemplated that, as security for the performance of the Guarantor’s obligations under this Guaranty, the Guarantor will grant to the Lender a continuing security interest in the Collateral (as defined on Schedule 1 hereto), pursuant to that certain Pledge Agreement between the Guarantor and Lender, dated as of the date hereof (the “Pledge”).

8. The Guarantor acknowledges and agrees that, should a proceeding under any bankruptcy or insolvency law be commenced by or against the Guarantor, or if any of the Collateral should become the subject of any bankruptcy or insolvency proceeding, then the Lender should be entitled to, among other relief to which the Lender may be entitled under the Loan Documents and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Lender to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE GUARANTOR EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE GUARANTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE LENDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Guarantor hereby consents to any motion for relief from stay that may be filed by the Lender in any bankruptcy or insolvency proceeding initiated by or against the Guarantor and, further, agrees not to file any opposition to any motion for relief from stay filed by the Lender. The Guarantor represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Lender would not agree to the terms of this Guaranty if this waiver were not a part hereof.

9. Any notice, demand, request or other communication given hereunder or in connection herewith (hereinafter individually a “Notice” and collectively the “Notices”) shall be in writing and sent to the party to receive such Notice at its address first set forth above or at such other address as such party may hereafter designate by a Notice given in like fashion. Notices shall be deemed given and received in accordance with the terms set forth for notices in the Credit Agreement.

10. All rights and remedies afforded to the Lender by reason of this Guaranty, the other Loan Documents, or by law, are separate and cumulative and not alternative and the exercise of one shall not in any way limit or prejudice the exercise of any other of such rights or remedies. No delay or omission by the Lender in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any right or remedy hereunder, and no modification or amendment hereof, shall be deemed made by the Lender unless in writing and duly signed by an expressly authorized officer of the Lender. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of the Lender, and no single or partial exercise of any right or remedy hereunder shall preclude other or further exercise thereof or of any other right or remedy.

11. The Guarantor’s obligations to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by: (a) any impairment, modification, change, release or limitation of the liability of Borrower in bankruptcy or reorganization resulting from the operation of any present or future provision of any federal or state bankruptcy act, code, law or regulation, or other law or regulation or from the decision of any court; (b) any insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding relating to Borrower or its properties or creditors; or (c) any presently existing or hereinafter enacted or made law, ordinance, regulation, judicial decision or administrative decision of any type or nature, including, without limitation, any law, ordinance, regulation, judicial decision or administrative decision which impairs Borrower’s ability to perform its obligations pursuant to the Loan Documents.

12. This Guaranty shall inure to the benefit of, and be enforceable by, the Lender and its permitted successors and assigns as owners of the Lender’s interest in the Loan Documents, as and to the extent set forth in Section 21 below, and shall be binding upon, and enforceable against, the Guarantor and its successors and assigns.

13. The Guarantor agrees to reimburse the Lender on demand for all the Lender’s reasonable expenses, damages and losses of any kind or nature, including, without limitation, costs of collection and reasonable attorneys’ fees and disbursements incurred by the Lender in attempting to enforce this Guaranty, collect any of the Guaranteed Obligations including any workout or bankruptcy proceedings or other legal proceedings or appeal, realize on any collateral, defense of any action under the prior paragraph, or for any other purpose related to the Guaranteed Obligations (collectively, “Expenses”). Expenses will accrue interest, beginning on the second Business Day following the date demand is made therefore, at the highest default rate in any instrument evidencing the Guaranteed Obligations until payment is actually received by the Lender.

14. Any amounts received by the Lender from whatsoever source, including under this Guaranty, on account of Borrower’s indebtedness or liabilities under any of the Loan Documents, may be applied by it toward the payment of the indebtedness or liabilities in such order of application, as the Lender may from time to time elect. Payments made by the Guarantor to the Lender pursuant to this Guaranty shall be made in lawful money of the United States.

15. If claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment or on account of any of the obligations of Borrower under the Loan Documents and the Lender repays all or part of said amount by reason of: (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property, or (b) any settlement or compromise of any such claim effected by the Lender with any such claimant (including Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or the cancellation of any instrument evidencing any of the obligations of Borrower and the Guarantor shall be and remain liable to the Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.

16. The Guarantor hereby consents and agrees that the Lender may at any time or from time to time in their discretion, but subject to the terms of the Credit Agreement, and with the consent of the applicable parties (a) amend, supplement or replace the Credit Agreement, (b) renew, extend, modify, increase (without limit of any kind and whether related or unrelated) or decrease extensions of credit to Borrower, (c) modify the terms and conditions under which extensions of credit may be made to Borrower, (d) settle, compromise or grant releases for liabilities of Borrower, and/or any other person or persons liable with Guarantor, (e) exchange, release, surrender, sell, subordinate, or compromise any collateral of any party now or hereafter securing any of the obligations of Borrower, and (f) apply any and all payments received by the Lender at any time against the obligations of Borrower or the Guaranteed Obligations in any order as the Lender may determine; all of the foregoing in such manner and upon such terms as the Lender may see fit, and without notice to or further consent from the Guarantor, who hereby agrees to be and shall remain bound upon this Guaranty notwithstanding any such action on the Lender’s part. Guarantor also waives any defense, right of setoff, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to the Guarantors now or at any time hereafter.

17. The execution and delivery of this Guaranty is in addition to, and not in derogation of, any other guaranty and suretyship agreements heretofore executed and delivered to the Lender by the Guarantor unless such prior agreements have been terminated in writing pursuant to the terms thereof.

18. The Guarantor represents, warrants and covenants to the Lender that:

(a) it is duly formed under the laws of the State of Delaware;

(b) it has the full power and authority to engage in all the transactions contemplated by this Guaranty and this Guaranty constitutes the legally binding obligations of the Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(c) there is no suit, action or proceeding pending or, to the knowledge of the Guarantor, threatened against or affecting it before or by any court, administrative agency or other governmental authority (i) asserting the invalidity of this Guaranty, (ii) seeking to prevent the consummation of any of the transactions contemplated hereunder or (iii) that would, if adversely determined, adversely affect (A) the rights or benefits available to the Lender under this Guaranty or the Pledge or (B) the validity or enforceability of this Guaranty or the Pledge against Guarantor;

(d) neither the execution nor the delivery of this Guaranty will conflict with or result in a material breach of any material applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any material agreement or other instrument to which it is a party or by which it is bound, or constitute a material default under any thereof, or result in the creation or imposition of any material lien, charge or encumbrance upon any of its property;

(e) no consent, approval or other authorization of or by any writ, administrative agency or other governmental authority or any other entity is required in connection with the execution or delivery by it of this Guaranty or any other document or instrument to be delivered herewith;

(f) (i) the Guarantor is in compliance with the requirements of all Applicable Laws, rules, regulations, and orders of all governmental authorities and (ii) the Guarantor has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except, in each case, where the failure to so comply, or to obtain such licenses, permits, franchises or other governmental authorizations, as the case may be, would not be reasonably expected to adversely affect the enforceability of this Guaranty or the rights and remedies of the Lender hereunder;

(g) the Guarantor shall not, without the prior written consent of the Lender, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of (any of the foregoing, a “Transfer”) (i) (A) all or substantially all or a substantial portion of its assets, if either at the time of any such Transfer, an Event of Default shall have occurred and be continuing or (B) immediately after giving effect to such Transfer, the financial covenants set forth in Section 10.3 (Financial Covenants) of the Credit Agreement, as determined on a pro forma basis, after giving effect to any such Transfer, would not be satisfied or (ii) all or any part of the assets which are the subject of the Pledge;

(h) the Guarantor is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock, within the meaning of Regulations T, U and X under the Federal Reserve Act (“Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any advance under the Credit Agreement will be used to buy or carry any Margin Stock; and

(i) Guarantor shall provide reasonable cooperation to the Lender in connection with any audits or inspections conducted pursuant to Section 7.4 (Inspection of Books and Records) of the Credit Agreement.

19. Any acknowledgment, new promise, payment of principal or interest or otherwise by Borrower or others, with respect to the liabilities of Borrower, shall be deemed to be made as agent of the Guarantor for the purposes hereof, and shall, if the statute of limitations in favor of the Guarantor against the Lender shall have commenced to run, toll the running of such statute of limitations, and if such statute of limitations shall have expired, prevent the operation of such statute.

20. The Guarantor releases and shall indemnify, defend and hold harmless the Lender, and each of its officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (a) acts or conduct of the Guarantor under, pursuant or related to this Guaranty or the Credit Agreement, (b) the Guarantor’s breach or violation of any representation, warranty, covenant or undertaking contained in this Guaranty, and (c) the Guarantor’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including without limitation environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from the fraud, gross negligence or willful misconduct of Lender in respect of its obligations under the Loan Documents.

21. The Lender may transfer its rights under this Guaranty to any permitted successor or assign of the Lender’s interest under the Credit Agreement, subject to, and in accordance with, Section 19.1 (Successors and Assigns) of the Credit Agreement, following which, notwithstanding any such assignment or transfer, the obligations of the Guarantor hereunder shall be and remain in full force and effect in favor of such successor or assign, who shall, to the extent of the interest of such assignee or transferee therein be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were the Lender.

22. The Guarantor shall not transfer, assign, pledge, encumber or delegate any of its duties or obligations (including, without limitation, the Guaranteed Obligations) hereunder without the prior written consent of the Lender.

23. This Guaranty shall constitute a continuing guaranty obligation with respect to all Guaranteed Obligations from time to time incurred or arising, and the liability of the Guarantor hereunder may not be revoked or terminated without the prior written consent of the Lender.

24. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of New York, without giving effect to the conflict of laws principles thereof (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said state (without regard to the principles of conflicts or choice of law); and no defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New York. The invalidity or unenforceability of any provision of this guaranty shall not affect or impair any of the remaining provisions hereof or any provision of the Credit Agreement that shall continue in full force and effect.

25. The Guarantor irrevocably consents to the exclusive jurisdiction of any state or federal court in New York, New York, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Guaranty, and expressly waives any and all objections it may have as to venue in any of such courts. The Guarantor hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Guarantor in any action or proceeding may be obtained in any such court, and that any process or notice of motion or other application to any such court in connection with an action or proceeding may be served upon the Guarantor by registered mail to or by personal service to the address of the Guarantor specified in this Guaranty, or to such other address as may appear in the Lender’s records whether such address be within or without the jurisdiction of any such court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

26. All warranties, representations, and covenants made by the Guarantor herein or on any certificate, document or other instrument delivered by it or on its behalf under this Guaranty, shall be considered to have been relied upon by the Lender, and shall survive the execution and delivery hereof, regardless of any investigation made by the Lender. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of the Lender shall constitute warranties and representations by Guarantor hereunder. Except as otherwise expressly provided herein, all covenants made by the Guarantor hereunder shall be deemed continuing until all obligations of Borrower to the Lender under the Credit Agreement are satisfied in full.

27. Guarantor hereby agrees to be bound by each and all of the terms and provisions in the Loan Agreement specifically applicable to it. Without limiting the generality of the foregoing, by its execution and delivery of this Guaranty, Guarantor hereby: (a) makes to the Lender each of the representations and warranties made as to the Guarantor set forth in the Loan Agreement fully as though Guarantor were a party thereto, and such representations are incorporated herein by this reference mutatis mutandis; and (b) agrees and covenants for the benefit of the Lender (i) to do each of the things set forth in the Credit Agreement that Borrower has agreed to do with respect to Guarantor, including, without limitation Section 8.2 and with respect to the application of Collections as provided in Schedule 8.6 of the Credit Agreement and (ii) not to do each of the things set forth in the Loan Agreement that Borrower agrees Guarantor shall not do, in each case, fully as though Guarantor were a party thereto and such agreements and covenants are incorporated herein by this reference mutatis mutandis.

28. If any other persons or entities are or become sureties of Borrower, the liability of the Guarantor and such other parties shall be joint and several.

29. For purposes of this Guaranty the singular shall be deemed to include the plural, and the neuter shall be deemed to include the masculine and feminine, as the context may require.

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IN WITNESS WHEREOF, Guarantor intending to be legally bound hereby has duly executed and delivered this Guaranty effective as of the date first written above.

PACASO INC.

By:	/s/ Joseph Maehler
Name:	Joseph Maehler
Title:	Chief Investment Officer

Accepted by:

SG RANCH FUND LP
By: Saluda Grade Income Fund GP LLC, its general partner

By:	/s/ Tim Carr
Name:	Tim Carr
Title:	Authorized Signatory